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                                         EXHIBIT 5.1

                                    February 10, 2000



McKesson HBOC, Inc.
McKesson Plaza
One Post Street
San Francisco, CA 94104



     I am Senior Vice President, General Counsel and Secretary of McKesson HBOC, Inc., a Delaware corporation (the "Company"). In that capacity I have reviewed the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to $50,000,000 of General Obligations under the McKesson HBOC, Inc. Deferred Compensation Administration Plan II. As General Counsel, I am familiar with the Company's Restated Certificate of Incorporation and its Restated By-Laws, as amended to date. I have also examined such other documents, corporate records and instruments as I have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, I am of the opinion that the additional General Obligations of the Company described above, will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

                                    Very truly yours,



                                    /s/Ivan D. Meyerson
                                    Ivan D. Meyerson
                                    Senior Vice President,
                                    General Counsel and Corporate Secretary